UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2024

VERTIV HOLDINGS CO

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-38518

(Commission File Number)

81-2376902

(I.R.S. Employer Identification No.)

505 N. Cleveland Ave., Westerville, Ohio, 43082

(Address of principal executive offices and zip code)

614-888-0246

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	VRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2024, Vertiv Group Corporation, a Delaware corporation (the “Lead Borrower”), Vertiv Intermediate Holding II Corporation, a Delaware corporation and the direct parent of the Lead Borrower, as a guarantor, and certain subsidiaries of the Lead Borrower party thereto as guarantors or borrowers, as applicable (the “Credit Parties”), each indirect wholly owned subsidiaries of Vertiv Holdings Co (the “Company” and together with its subsidiaries, “we” or “our”), entered into Amendment No. 9 to the Revolving Credit Agreement (the “Ninth Amendment”), with JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders and other persons party thereto. The Ninth Amendment amends the current Revolving Credit Agreement, dated as of November 30, 2016, by and among, the Credit Parties, the Administrative Agent and the lenders and other persons from time to time party thereto (as amended, the “Credit Agreement”).

Pursuant to the Ninth Amendment, among other modifications, the revolving loan commitments under the U.S. tranche of the ABL revolving credit facility were increased by $200.0 million to a total loan commitment under such tranche of $737.0 million, the swingline commitment was increased from $100 million to $125 million and certain thresholds for obligations under the credit agreement (including for borrowing base reporting requirements) were modified. The Lead Borrower can request an increase of the ABL revolving commitments under any subfacility in an aggregate amount not to exceed $200.0 million, subject to obtaining commitments from lenders and the satisfaction of certain other conditions. The Ninth Amendment did not reduce any of the non-U.S. tranches of the ABL revolving credit facility. Additionally, the Ninth Amendment amended the inspection and credit appraisal rights of the Administrative Agent under the Credit Agreement.

All other material provisions of the Credit Agreement remain materially unchanged. As of September 30, 2024, there was no principal amount outstanding under the Credit Agreement. The terms of the Credit Parties’ obligations under the long-term credit facility and the secured notes are unaffected by the Credit Parties entering into the Ninth Amendment.

The foregoing description of the Ninth Amendment does not purport to be complete and is qualified in its entirety by reference to the Ninth Amendment, which is filed as Exhibit 10.1(a) hereto. The representations and warranties contained in the Ninth Amendment were made only for purposes of such amendment and as of the dates specified therein; were solely for the benefit of certain parties to such Ninth Amendment; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of the Company and its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Ninth Amendment, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

10.1	Amendment No. 9 to the Revolving Credit Agreement, dated as of November 12, 2024, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, certain other affiliates of Vertiv Group Corporation, as borrowers and guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2024

VERTIV HOLDINGS CO

By:	/s/ David Fallon
Name:	David Fallon
Title:	Chief Financial Officer